                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              SAUL CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                               SAUL CENTERS, INC.
                             8401 Connecticut Avenue
                           Chevy Chase, Maryland 20815
                                 (301) 986-6000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 17, 1998

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation, will be held at 11:00 a.m. local time, on April 17, 1998, at the Embassy Suites Chevy Chase Pavilion, 4300 Military Road, N.W., Washington, D.C. (at the intersection of Western and Wisconsin Avenues, adjacent to Friendship Heights Metro Stop on the Metro Red Line), for the following purposes.

    1. To elect four directors to serve until the annual meeting of stockholders in 2001, or until their successors are duly elected and qualified.

    2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Stockholders of record at the close of business on February 20, 1998 will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

    Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

                                     By Order of the Board of Directors

                                     Scott V. Schneider
                                     Chief Financial Officer and Secretary

March 13, 1998
Chevy Chase, Maryland

                               SAUL CENTERS, INC.
                             8401 Connecticut Avenue
                           Chevy Chase, Maryland 20815
                                 (301) 986-6000

                           --------------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 17, 1998
                           --------------------------

                                     GENERAL

    This Proxy Statement is furnished by the Board of Directors of Saul Centers, Inc. (the "Company" in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on April 17, 1998, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on February 20, 1998 will be entitled to vote.

    Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the Proposal set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.

    Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

    Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. The Company has retained Corporate Investor Communications, Inc. to assist with distribution of soliciting materials and solicitation of proxies. Corporate Investor Communications, Inc. will be paid a fee of $4,500 for its services, plus reasonable and customary expenses. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card first will be mailed to stockholders on or about March 13, 1998.

    As of February 20, 1998, 12,483,842 shares of Common Stock of the Company, $0.01 par value per share ("Common Stock"), were outstanding. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 22.5 percent of the outstanding shares of Common Stock, excluding 6.1 percent of the outstanding Common Stock held by the B. F. Saul Company Employees' Profit Sharing Retirement Trust, two of five trustees of which, are officers and directors of the Company. The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the Proposal set forth in this Proxy Statement.

                                  ELECTION OF DIRECTORS

Nominees and Directors

    The First Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company provide that there shall be no fewer than three, nor more than fifteen directors, as determined from time to time by the directors in office. From June 1993 until June 1997, the Board of Directors was composed of nine directors, and in June 1997 two additional directors were elected. The Board of Directors is divided into three classes with staggered three-year terms. The term of each class expires at the annual meeting of stockholders, which is expected to be held in April of each year. The directors elected at the annual meeting of stockholders in 1998 will serve until the annual meeting of stockholders in 2001. Under the Company's First Amended and Restated Articles of Incorporation, a majority of the directors must be independent directors, who are directors unaffiliated with B. F. Saul Real Estate Investment Trust (the "Saul Trust"), Chevy Chase Bank, F.S.B., B. F. Saul Company (the "Saul Company") and certain affiliated entities (collectively, "The Saul Organization"). Messrs. Jackson, Kelley, Longsworth, Noonan, Sullivan and Symington are independent directors.

    The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the election of each of the nominees. Proxies will be voted FOR the election of the nominees listed below unless authority is withheld.

    The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each nominee and director of the Company. Nominees Kelley, Longsworth and Noonan are presently directors of the Company and have served as such since June 1993. Nominee Saul III is presently a director of the Company and has served as such since June 1997. All shall, if elected, continue to serve as a director until his successor has been duly elected and qualified.

Class Two Directors-Term Ends at 2001 Annual Meeting (If Elected)

                                Principal Occupation and
Name                     Age    Current Directorships
------                  -----   --------------------------

General Paul X. Kelley   69     Director of the Company. Partner of J.F. Lehman
                                & Company since 1998. Vice Chairman of Cassidy &
                                Associates from 1989 to 1998. Commandant of the Marine Corps and member of the Joint Chiefs of Staff from 1983 to 1987. Director of Allied
                                Signal Inc., GenCorp. Inc., Sturm Ruger &
                                Company Inc., UST, Inc., and The Wackenhut
                                Corporation.

Charles R. Longsworth    68     Director of the Company. Chairman Emeritus of
                                Colonial Williamsburg Foundation. Chairman and
                                Trustee of Colonial Williamsburg Foundation from 1977 through 1994. Chairman, Trustees of
                                Amherst College. Director of Crestar Financial
                                Corporation, Houghton Mifflin, Inc., and
                                Virginia Eastern Shore Economic Development
                                Corp.

Patrick F. Noonan        55     Director of the Company. Chairman of The
                                Conservation Fund since 1985. Trustee of the
                                National Geographic Society. On the Board of
                                Advisors of Duke University School of the
                                Environment. Director of Ashland, International
                                Paper, American Gas Index Fund and Rushmore
                                Funds.

B. Francis Saul III      36     Vice President and a Director of the
                                Company. Vice President and a Trustee of the B.
                                F. Saul Real Estate Investment Trust. Director of Chevy Chase Bank, F.S.B., Senior Vice
                                President of the B. F. Saul Company since 1991.
                                Director of the Greater Washington Boys & Girls
                                Club and The Heights School.

Class Three Directors-Term Ends at 1999 Annual Meeting

                                Principal Occupation and
Name                     Age    Current Directorships
------                  -----   -------------------------
B. Francis Saul II       65     Chairman and Chief Executive Officer of the
                                Company. Chairman of the Board of Trustees of the Saul Trust since 1969 and a Trustee since
                                1964. President and Chairman of the Board of Directors of the Saul Company since 1969.
                                Chairman of the Board and Chief Executive
                                Officer of Chevy Chase Bank, F.S.B. since
                                1969. Member of National Gallery of Art
                                Trustees Council. Trustee of the National
                                Geographic Society and the Brookings
                                Institution. Director of Board of Visitors &
                                Governors of Washington College.

Mark Sullivan III        56     Director of the Company. President since 1996
                                and Co-founder of the Small Business Funding
                                Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans.
                                Practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters from 1989 to 1996.
                                Director of Bank Plus Corporation (a unitary thrift holding company).

James W. Symington       70     Director of the Company. Partner in the law
                                firm of O'Connor & Hannan since 1986. Member of Congress from 1969 to 1977. Chairman
                                Emeritus of National Rehabilitation Hospital.

John R. Whitmore         64     Director of the Company. President and Chief
                                Executive Officer of the Bessemer Group, Inc.
                                and its Bessemer Trust Company subsidiaries (a financial management and banking group), with which he has been associated since 1975.
                                Director of Bessemer Securities Corporation, the Saul Company and Chevy Chase Property
                                Company. Trustee of the Saul Trust.

 Class One Directors-Term Ends at 2000 Annual Meeting

                                Principal Occupation and
Name                     Age    Current Directorships
------                  -----   -------------------------
Philip D. Caraci         59     President and a Director of the Company. Senior
                                Vice President and Secretary of the Saul Trust since 1987. Executive Vice President of the Saul
                                Company with which he has been associated since
                                1972. President of Franklin Property Company
                                ("Franklin") since 1986.

Gilbert M. Grosvenor     66     Director of the Company. President (1980 through
                                1996) and Chairman of the Board of Trustees since 1987 of the National Geographic Society, with which he has been associated since 1954.
                                Director of Chevy Chase Bank, F.S.B., Marriott
                                International Corporation, Ethyl Corp., and a
                                Trustee of the Saul Trust.

Philip C. Jackson, Jr.   69     Director of the Company. Adjunct Professor at
                                Birmingham-Southern College since 1989. Member of the Thrift Depositors' Protection Oversight
                                Board from 1990 until 1993. Vice Chairman and a
                                Director of Central Bancshares of the South from 1980 to 1989. Member of the Board of Governors of the Federal Reserve System from 1975 to 1978.
                                Director of USG Corporation, International
                                Realty Corporation and Jackson Insurance Agency.

    In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote for the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend. The affirmative vote of a plurality of the shares of Common Stock present is required for the election of directors.

    The Board of Directors met five times during 1997. Each member of the Board attended at least 87 percent of the aggregate of the meetings of the Board and of the Committees of the Board on which he served.

Compensation of Directors

    Directors of the Company are currently paid an annual retainer of $18,000 and a fee of $1,000 for each Board or Committee meeting attended. Directors from outside the Washington, D.C. area also are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. For the year ended December 31, 1997, the Company paid its directors total compensation of $241,000, of which $96,500 was paid in cash and $144,500 was paid in deferred stock compensation (as described below).

    In addition, directors may elect to participate in the Deferred Compensation Plan discussed below. For the year ended December 31, 1997, 11,541 shares were credited to the directors' deferred fee accounts.

Committees of the Board of Directors

    The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee.

    The Audit Committee is composed of Messrs. Kelley, Longsworth, Noonan and Symington. It makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of each audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees, reviews the Company's financial statements, evaluates the performance of the independent public accountants and the Company's financial and accounting personnel, and reviews the adequacy of the Company's internal accounting controls. This Committee met three times during 1997.

    The Compensation Committee is composed of Messrs. Grosvenor and Whitmore. It determines compensation for the Company's executive officers and administers any stock, incentive or other compensation plans adopted by the Company, including the Company's 1993 Stock Option Plan (the "Stock Option Plan"). This Committee met once during 1997.

    The Executive Committee is composed of Messrs. Caraci, Jackson and Saul II. It has such authority as is delegated to it by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs. This Committee did not meet during 1997.

    The Company does not have a nominating committee.

Compensation Committee Interlocks and Insider Participation

    B. Francis Saul II, Chairman of the Board and Chief Executive Officer of the Company, served on the Board of Trustees and the Compensation Committee of the National Geographic Society during 1997. Gilbert M. Grosvenor, a director of the Company and a member of the Company's Compensation Committee during 1997, serves as Chairman of the Board of Trustees of the National Geographic Society.

Executive Officers Who Are Not Directors

    The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each executive officer who is not a director of the Company. Each listed individual has held an office with the Company since its inception in June 1993.

Name                     Age       Position and Background
-----                   -----      -----------------------

Christopher H. Netter    43        Vice President - Leasing. Vice President of
                                   the Saul Company and Franklin and Assistant
                                   Vice President of the Saul Trust from 1987 to
                                   1993.

Scott V. Schneider       40        Vice President - Chief Financial Officer,
                                   Treasurer and Secretary. Vice President of the Saul Company and Franklin and Assistant
                                   Vice President of the Saul Trust from 1985 to
                                   1993.

Charles W. Sherren, Jr.  44        Vice President - Management. Vice President
                                   of the Saul Company and Franklin and
                                   Assistant Vice President of the Saul Trust from 1981 to 1993.

Compliance with Section 16(a) of the Securities Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 which they file.

    To the best of the Company's knowledge, based upon copies of forms furnished to it and written representations from officers, directors and 10 percent beneficial holders, no person was late filing SEC Forms 3, 4 or 5 during the period January 1, 1997 through December 31, 1997.

Deferred Compensation Plan

    A Deferred Compensation Plan was established by the Company, effective January 1, 1994, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director's fees to be earned in that year and the following years. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director is determined based on the market value of the Common Stock on the day the deferred director's fees were earned.

    In connection with the Company's initial public offering of its Common Stock in 1993, 20,000 shares of Common Stock were authorized for a deferred compensation plan and were reserved for listing with the New York Stock Exchange upon issuance. In 1996, the Company reserved for listing with the New York Stock Exchange an additional 50,000 shares of Common Stock in connection with the Deferred Compensation Plan. Through December 31, 1997, 38,607 of these 70,000 shares have been credited to the directors' deferred fee accounts.

                            EXECUTIVE COMPENSATION

Annual Compensation

        The Company pays compensation to its executive officers for their services in such capacity. The following Summary Compensation Table sets forth the annual and long-term compensation paid by the Company to the executive officers for, or with respect to, the fiscal periods ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                  Annual  Compensation      Long-Term
                                  --------------------      Compensation
                                                            ------------        All
                                                            Stock Option       Other
Name and Principal Position    Year     Salary      Bonus   Awards (Shs)   Compensation (1)
                               ----    --------    ------   ------------   ----------------
B. Francis Saul II             1997    $125,000   $10,000        --                  --
    Chairman and               1996     125,000    10,000        --                  --
    Chief Executive Officer    1995     125,000    10,000        --                  --

Philip D. Caraci               1997     238,333    19,600        --                  --
    President                  1996     218,333    18,000        --                  --
                               1995     198,333    16,400        --                  --

Christopher H. Netter          1997     149,028    10,850                       $10,921
    Vice President             1996     140,084     9,905        --              10,338
    Leasing                    1995     135,769     9,625        --              10,817

Scott V. Schneider             1997     150,584    10,850                        11,013
    Vice President             1996     141,151    10,115        --              10,349
    Chief Financial Officer    1995     129,835     9,450        --              10,345

Charles W. Sherren, Jr.        1997     115,610     8,260                         8,462
    Vice President             1996     110,596     7,875        --               8,165
    Management                 1995     104,619     7,490        --               8,308

(1) Amounts paid represent Company's contribution to Employees' Profit Sharing Retirement Trust and Company's payment of life insurance premiums for the benefit of the named executive officers.

Options Exercised and Fiscal Year-End Values

    The following table sets forth certain information with respect to unexercised stock options held by the Chief Executive Officer and the named executive officers at December 31, 1997. None of such officers exercised any stock options during the year ended December 31, 1997.


                        VALUE OF UNEXERCISED OPTIONS (1)

                                            Number of
                                      Unexercised Options
                                    at December 31, 1997(2)
                               ---------------------------------
Name and Principal Position    Exercisable         Unexercisable
                               -----------         -------------

B. Francis Saul II                 --                   --
    Vice President

Philip D. Caraci                100,000                 --
    President

Christopher H. Netter            25,000                 --
    Vice President
    Leasing

Scott V. Schneider               25,000                 --
    Vice President
    Chief Financial Officer

Charles W. Sherren, Jr.          20,000                 --
    Vice President
    Management

(1) No options were in-the-money at December 31, 1997.

(2) All unexercised options are fully vested, have an exercise price of $20 per share and expire on September 23, 2003, with earlier expiration to occur at employment termination.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee is comprised of Messrs. Grosvenor and Whitmore. Members of the Compensation Committee are selected each year by the full Board of Directors. All members of the Compensation Committee must be "outside directors," who are not (i) officers or former officers of the Company; (ii) employees of the Company or any of its subsidiaries; (iii) relatives of the Chief Executive Officer; (iv) holders of more than 5 percent of the Company's voting stock; (v) members of an organization acting as an advisor, legal counsel or in similar capacity with respect to the Company and receiving compensation therefor on an ongoing basis from the Company, in addition to director's fees; or (vi) with reference to a particular transaction, interested directors within the meaning of Section 2-419 of the Maryland General Corporation Law.

    The Compensation Committee determines compensation for the Company's executive officers and administers any stock incentive or other compensation plans adopted by the Company, including the Stock Option Plan. The Compensation Committee believes that the Company's compensation package must be structured in a manner that will help the Company attract and retain qualified executives and will align compensation of such executives with the interests of stockholders. The compensation package currently consists of salary, bonus and long-term compensation in the form of stock options issued pursuant to the Stock Option Plan.

Salary and Bonus

    Salary and bonus are determined by the Compensation Committee using a subjective evaluation process. In making determinations of salary and bonus for particular officers, including the Chief Executive Officer, the Compensation Committee considers the general performance of the Company, the officer's position, level and scope of responsibility, the officer's anticipated performance and contributions to the Company's achievement of its long-term goals, and the salary and bonus for the officer recommended by management.

Stock Option Grants

    The Compensation Committee is responsible for administering the Stock Option Plan, which includes determining the individuals to be granted stock option awards and defining the terms of such awards, including the number of shares subject to each option, exercise price, vesting schedule and expiration date.

    The purpose of the Stock Option Plan is to provide compensation to persons whose services are considered essential to the Company. By linking this compensation to the market performance of the Company's Common Stock, the Company intends to provide additional incentive for officers and key employees to enhance the value and success of the Company and align the long-term interests of the officers and key employees with the interests of the Company. Under the terms of the Stock Option Plan, Mr. Saul II is not eligible to participate in the plan.

  The Compensation Committee uses a subjective evaluation process to determine whether an officer or key employee should receive an option grant and the number of shares subject to stock options granted to such officer or key employee, and has not set specific objective goals or standards that an officer or key employee must meet to receive a stock option grant. The factors considered by the Compensation Committee include the general performance of the company, the position, level and scope of responsibility of the respective officer or key employee and the officer's or key employee's anticipated performance and contributions to the Company's achievement of its long-term goals.

  During 1997, the Compensation Committee did not grant any options.

                                                Gilbert M. Grosvenor
                                                John R. Whitmore

PERFORMANCE GRAPH

  Rules promulgated under the Exchange Act require the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index, and
(ii) a published industry index or peer group. Although the graph would normally be for a five-year period, the Common Stock has been publicly traded only since August 27, 1993, and as a result, the following graph commences as of August 31, 1993. The graph compares the cumulative total stockholder return of the Company's Common Stock ("BFS"), based on the market price of the Common Stock and assuming reinvestment of dividends, with the National Association of Real Estate Investment Trust Equity Index ("NAREIT") and the S&P 500 Index ("S&P500"). The graph assumes the investment of $100 on August 31, 1993.

Comparison of Total Return

                           [LINE GRAPH APPEARS HERE]

                                   Total
                                  Return
                              $100 Invested
                -----------------------------------------
                   BFS             S&P           NAREIT
                  Index            500           Equity
                -----------------------------------------
Aug-1993         100.000         100.000         100.000
Sep-1993          96.894          99.262         104.881
Oct-1993          98.261         101.278         102.883
Nov-1993          90.807         100.326          97.308
Dec-1993          96.398         101.561          97.138
Jan-1994          96.487         104.957          99.965
Feb-1994          95.866         102.127         104.307
Mar-1994          93.381          97.685         100.446
Apr-1994         100.343          98.954         102.154
May-1994          94.753         100.566         104.428
Jun-1994          92.269          98.079         102.295
Jul-1994          91.818         101.329         101.792
Aug-1994          94.302         105.454         102.097
Sep-1994          90.575         102.907         100.205
Oct-1994          83.960         105.265          96.727
Nov-1994          80.854         101.406          93.404
Dec-1994          82.096         102.881         100.220
Jan-1995          90.441         105.557          98.030
Feb-1995          88.577         109.656         100.453
Mar-1995          92.925         112.898         100.050
Apr-1995          96.974         116.191         100.021
May-1995          88.899         120.779         104.272
Jun-1995          92.626         123.617         105.930
Jul-1995          93.620         127.733         107.758
Aug-1995          94.862         128.076         109.054
Sep-1995          92.377         133.445         110.925
Oct-1995          89.079         132.973         108.544
Nov-1995          86.594         138.830         109.536
Dec-1995          85.352         141.394         115.522
Jan-1996          92.674         146.205         117.421
Feb-1996          93.917         147.560         118.796
Mar-1996          93.295         148.984         118.144
Apr-1996          93.848         151.179         118.746
May-1996          90.121         155.081         121.814
Jun-1996          91.364         155.673         123.401
Jul-1996          89.498         148.795         124.336
Aug-1996          88.876         151.934         129.224
Sep-1996          91.982         160.484         131.477
Oct-1996         100.128         164.909         135.381
Nov-1996         103.234         177.369         141.552
Dec-1996         106.339         173.862         156.259
Jan-1997         112.069         184.720         158.010
Feb-1997         114.554         186.170         157.690
Mar-1997         107.100         178.520         157.360
Apr-1997         110.408         189.180         153.030
May-1997         114.135         200.690         157.530
Jun-1997         118.482         209.680         165.190
Jul-1997         122.478         226.370         170.290
Aug-1997         122.478         213.690         169.880
Sep-1997         130.553         225.400         184.710
Oct-1997         125.914         217.870         179.730
Nov-1997         125.914         227.950         183.610
Dec-1997         128.709         231.870         187.940

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of February 20, 1998, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5 percent of the Company's outstanding Common Stock, by each director and nominee, by each executive officer named in "Executive Compensation" above, and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.

                                  Aggregate
                                  Number of
                                  Shares            Percent
Name of                           Beneficially      of
Beneficial Owner                  Owned (1)         Class (1)
------------------                --------------    -----------

B. Francis Saul II                2,557,172 (2)     20.5%
Philip D. Caraci                  126,115 (3)       1.0%
Philip C. Jackson, Jr.            24,500 (4)         *
Paul X. Kelley                    3,000              *
Charles R. Longsworth             1,700              *
Patrick F. Noonan                 5,000 (5)          *
B. Francis Saul III               12,000             *
Mark Sullivan                     5,000              *
James W. Symington                200                *
John R. Whitmore                  2,500 (6)          *
Scott V. Schneider                25,386 (7)         *
Christopher H. Netter             25,000 (8)         *
Charles W. Sherren, Jr.           20,000 (9)         *

All directors and officers as
a group (19 persons)              2,808,199         22.5%

 *  Less than 1 percent

(1) Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2) Includes 1,996,676 shares owned by the B. F. Saul Real Estate Investment Trust, 132,290 shares owned by Franklin Property Co., 374,030 shares owned by Westminster Investing Corporation, 63 shares owned by Van Ness Square Corp., 17,898 shares owned by various family trusts and as custodian for a child, and 36,215 shares owned by Mr. Saul II's spouse. Mr. Saul II disclaims beneficial ownership of 36,215 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Excludes 755,800 shares owned by the B. F. Saul Company Employees' Profit Sharing Retirement Trust, (the "Employee Trust"). Mr. Saul II is one of five Trustees for the Employee Trust and has a pecuniary interest in the Employee Trust as one of the participating employees.
(3) Includes 17,218 shares owned jointly by Mr. Caraci and his spouse, 2,888 shares owned by Mr. Caraci's spouse, and 100,000 shares subject to currently exercisable options held by Mr. Caraci. Mr. Caraci disclaims beneficial ownership of 2,888 shares owned by his spouse. Excludes 755,800 shares owned by the Employee Trust. Mr. Caraci is one of five Trustees for the Employee Trust and has a pecuniary interest in the Employee Trust as one of the participating employees.
(4) Mr. Jackson disclaims beneficial ownership of 1,500 shares owned by his spouse.
(5) Mr. Noonan disclaims beneficial ownership of 2,500 shares owned by his spouse.
(6) Mr. Whitmore disclaims beneficial ownership of 1,500 shares owned by a trust, of which he serves as trustee, for the benefit of his mother.
(7) Includes 25,000 shares subject to currently exercisable options held by Mr. Schneider and 386 shares owned by Mr. Schneider's children. Mr. Schneider disclaims beneficial ownership of 386 shares owned by his children.
(8) Represents 25,000 shares subject to currently exercisable options held by Mr. Netter.
(9) Represents 20,000 shares subject to currently exercisable options held by Mr. Sherren.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company began operations in August 1993. On August 26, 1993, The Saul Organization transferred to Saul Holdings Limited Partnership, a Maryland limited partnership (the "Operating Partnership") and two newly formed subsidiary limited partnerships (the "Subsidiary Partnerships," and collectively with the Operating Partnership, the "Partnerships"), 26 shopping center properties, one office property, one research park and one office/retail property (collectively, the "Portfolio Properties"), located primarily in the Washington, D.C./Baltimore metropolitan area and the Mid-Atlantic region of the United States, and the management functions related to the Portfolio Properties (the "Management Functions").

  Certain relationships exist among the Company and its subsidiaries, the members of The Saul Organization and the Partnerships and are discussed below.

  Management of the Current Portfolio Properties. The Company and its subsidiaries share with The Saul Organization certain ancillary functions, such as computer and payroll services, benefits administration and in-house legal services. The Saul Organization also subleases office space to the Company. The terms of all sharing arrangements, including payments related thereto, are reviewed periodically by the independent directors of the Company, who constitute six of the eleven members of the Board of Directors. Included in general and administrative expenses for the year ended December 31, 1997 are charges totalling $1,624,000 related to such shared services, of which $1,436,000 was paid prior to December 31, 1997. The Company believes that the amounts allocated to it for such shared services represent a fair allocation between The Saul Organization and the Company and it subsidiaries. The Company believes that sharing these expenses with The Saul Organization results in a savings from the expenses that would be incurred if such services were obtained from independent third parties.

  Related Party Rents. Chevy Chase Bank, F.S.B. leases space in several of the shopping centers owned by the Company and its subsidiaries. The total rental income from Chevy Chase Bank, F.S.B. from January 1, 1997 through December 31, 1997 was $1,181,000. The Company believes that all of the leases with Chevy Chase Bank, F.S.B. have comparable terms to leases that would have been obtained from unrelated third parties.

  Management Personnel. The Chairman and Chief Executive Officer as well as the President and a Vice President (Mr. Saul III) of the Company remain officers of various members of The Saul Organization, but devote a substantial amount of time to the management of the Company. The annual compensation for these officers is fixed by the Compensation Committee of the Board of Directors each year.

  Exclusivity Agreement and Right of First Refusal. The Company has entered into an Exclusivity Agreement (the "Exclusivity Agreement") with, and has been granted a right of first refusal (the "Right of First Refusal") by, The Saul Organization. The purpose of these agreements is to minimize potential conflicts of interest between The Saul Organization and the Company and it subsidiaries. The Exclusivity Agreement and Right of First Refusal generally require The Saul Organization to conduct its shopping center business exclusively through the Company and its subsidiaries and to grant the Company a right of first refusal to purchase commercial properties and development sites that become available to The Saul Organization in the District of Columbia or adjacent suburban Maryland.

  Reimbursement Agreement. Pursuant to a reimbursement agreement among the partners in the Partnerships, The Saul Organization and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse the Company and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships' debt obligations and the Company or any such other partners personally make payments with respect to such debt obligations. As of December 31, 1997, the maximum potential obligation of The Saul Organization and its subsidiaries under the agreement was $209.1 million. The Company believes that the Partnerships will be able to make all payments due with respect to their debt obligations.

                                 INDEPENDENT AUDITORS

  Upon recommendation of and approval by the Audit Committee, Arthur Andersen LLP has been selected to act as independent certified public accountants for the Company during the current fiscal year.

  A representative of Arthur Andersen LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative also will be available to respond to appropriate questions.

                                    OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

                          PROPOSALS FOR NEXT ANNUAL MEETING

  It is presently contemplated that the 1999 annual meeting of stockholders will be held in mid-April 1999. Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 1999 must be received at the Company's office at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815, no later than November 6, 1998.

                                     ANNUAL REPORT

        A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement.

                                       By order of the Board of Directors

                                       Scott V. Schneider
                                       Chief Financial Officer and Secretary

March 13, 1998
Chevy Chase, Maryland

                              SAUL CENTERS, INC.
                  A Proxy for Annual Meeting of Stockholders
                                April 17, 1998
               This Proxy is solicited by the Board of Directors

The undersigned hereby appoints B. Francis Saul II and Philip D. Caraci, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on April 17, 1998, at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated March 13, 1998, a copy of which has been received by the undersigned as follows:

     1. TO ELECT FOUR DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

     [_] GRANT AUTHORITY to vote for all nominees listed below.

     [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

     General Paul X. Kelley; Charles R. Longsworth; Patrick F. Noonan;
B. Francis Saul III

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
                         (Please sign on reverse side)

      2.  OTHER MATTERS.
      GRANT AUTHORITY upon such other matters as may come before the meeting as they determine to be in the best interest of the Company,

[_]  FOR             [_] AGAINST          [_] ABSTAIN

                                        THIS PROXY WILL BE VOTED AS DIRECTED OR,
                                        IF NO DIRECTION IS GIVEN, WILL BE VOTED
                                        "FOR" THE MATTERS STATED.


                                        Dated:             ,1998
                                              ------------

                                        -------------------------------

                                        -------------------------------
                                        Signature(s) of Stockholders(s)

IMPORTANT: Please mark this Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.